UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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NETEZZA CORPORATION
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On October 15, 2010 the following “IBM — Netezza Corporation: Equity Q&A” regarding the treatment of stock and equity awards in Netezza Corporation’s (“Netezza”) proposed merger with International Business Machines Corporation (“IBM”) was provided by Netezza to all of its employees.

IBM – Netezza Corporation: Equity Q&A
The following Q&As are intended to address some of the questions or concerns you may have regarding how the acquisition of Netezza Corporation (“Netezza”) by IBM (the “Acquisition”) will impact your Netezza equity awards.
These Q&As are being provided to you for information purposes only and shall not serve as an amendment or modification of any of your equity awards. Furthermore, any information contained in these Q&As is qualified in its entirety by the terms of the agreement governing the Acquisition (the “Merger Agreement”), the 2000 Stock Incentive Plan of Netezza (the “2000 Plan”), the 2007 Stock Incentive Plan of Netezza (the “2007 Plan”), any stock option agreements or restricted stock unit (“RSU”) agreements governing your Netezza equity awards and any IBM offer letter signed by you in connection with the Acquisition (an “Offer Letter”).
Q1.	What will happen to my Netezza common shares?

A1.	IBM will acquire all outstanding shares of Netezza common stock upon the closing of the Acquisition (the “Closing”). If you hold shares of Netezza common stock as of the Closing, you will become entitled to receive a cash payment equal to $27.00 per share of Netezza common stock that you hold, which will be paid to you after the Closing by the paying agent.

Q2.	What will happen to my unexercised Netezza stock options that were granted under the 2000 Plan, including both vested and unvested?

A2.	If you hold any vested or unvested and unexercised stock options as of the Closing that were granted under the 2000 Plan, such stock options will be canceled and you will become entitled to receive, with respect to each stock option you hold, a cash payment equal to the product of (a) $27.00 less the per share exercise price of the stock option and (b) the number of shares of Netezza common stock subject to such stock option (whether vested or unvested), which will be paid to you after the Closing through payroll. Netezza and/or IBM will withhold and report taxes in accordance with applicable laws based on the cash you receive. More information on the timing and mechanism for the distribution of this stock option payment will be provided by the Netezza management team.

Example: Assume that you hold an option to purchase 1,000 shares of Netezza common stock at $9.00 per share that was granted under the 2000 Plan. Assume further that you do not exercise any portion of the stock option prior to the Closing. Upon the Closing, you will become entitled to $27.00 – $9.00, multiplied by 1,000, or $18,000 (less applicable taxes).

Q3.	What will happen to my vested and unexercised Netezza stock options that were granted under the 2007 Plan?

A3.	If you hold any vested and unexercised stock options as of the Closing that were granted under the 2007 Plan (taking into account any accelerated vesting that will occur upon the Closing, as described in Q&A 4 below), your stock options will be treated in the same manner as stock options that were granted under the 2000 Plan, as described in Q&A 2 above.

Q4.	What will happen to my unvested Netezza stock options that were granted under the 2007 Plan?

A4.	Per the terms of the stock option award agreements granted under the 2007 Plan, upon the Closing, if you have been employed by Netezza for longer than one year, the vesting schedule of your stock options will accelerate by one year. If you have been employed for less than one year, then upon the Closing, the vesting schedule of your stock options will accelerate by six months. In both cases these stock options will then be considered vested and will be canceled and cashed out in the same manner as described in Q&A 2 above.

Your stock options that remain after the acceleration provided for under the stock option agreement under the 2007 Plan at the time of the Closing will continue to vest in accordance with the vesting schedule set forth in the applicable stock option agreement, as shortened by one year or six months, as applicable. For the purpose of the examples below, we have assumed that Closing occurs prior to December 1, 2010.

IBM stock options will be substituted for any unvested Netezza stock options (after taking into account any accelerated vesting that will occur upon the Closing, as described in the immediately preceding paragraphs). Your substituted stock options will contain substantially the same general terms and conditions applicable to your Netezza stock options, other than (a) the number of shares subject to the substituted stock options, (b) the exercise price of such stock options and (c) the ability to pay the exercise price by tendering fully vested shares of IBM common stock. In general, except as may be provided in an Offer Letter or in your stock option agreements, you will need to remain employed by IBM to vest in your substituted stock options.

The number of shares of IBM common stock that will be subject to your substituted stock options and the exercise price of your substituted stock options will be determined through application of an exchange ratio (the “Exchange Ratio”), which is a fraction, the numerator of which is $27.00 (i.e., the merger consideration), and the denominator of which is the average closing price of IBM common stock on the NYSE on the 20 trading days immediately preceding the Closing date of the Acquisition. Put simply, based on today’s prices, IBM common stock costs more per share than Netezza common stock, so an IBM stock option that is substituted for a Netezza stock option will relate to fewer shares, with a higher exercise price per share than under the Netezza stock option, but with total built-in gain (the product of (a) the total number of stock options and (b) fair market value per share minus exercise price per share) being roughly the same before and after, other than for rounding adjustments. The number of shares that will be subject to your IBM stock options will be equal to the product of (a) the number of shares of Netezza common stock subject to your stock option and (b) the Exchange Ratio, with the result rounded down to the nearest whole share. The exercise price of your IBM stock options will be determined by dividing the exercise price of your Netezza stock option by the Exchange Ratio, with the result rounded up to the nearest whole cent.

Assume that, following any acceleration of vesting and cash out of your stock options as described above, you hold an unvested stock option to purchase 1,000 shares of Netezza common stock at $9.00 per share, and IBM common stock trades at $129.47 per share on average for the 20 days prior to the Closing date. The “Exchange Ratio” equals $27.00 divided by $129.47, or 0.208543. Your substituted stock option will be exercisable for the product of (a) 1,000 shares and (b) the Exchange Ratio of 0.208543, or 208 shares

(i.e., 208.5 shares rounded down to the nearest whole share). The exercise price of your substituted option will be $9.00 divided by the Exchange Ratio of 0.208543, or $43.16 (i.e., $43.156 rounded up to the nearest whole cent). Therefore, in this example, your substituted option will be exercisable for 208 shares of IBM common stock at $43.16 per share.

The following examples show how the IBM stock options will be substituted for Netezza stock options:
Example 1 – Employed Longer than One Year with Unvested Options: Assume that you have been employed by Netezza for longer than one year as of the Closing, and on June 1, 2010 you were granted an option under the 2007 Plan to purchase 1,000 shares of Netezza common stock. Assume further that no portion of the stock option is vested as of the Closing, and that the stock option is scheduled to vest 20% on April 1, 2011 (the first anniversary of the beginning of the calendar quarter in which you received your option) and in equal quarterly installments through April 1, 2015. Upon the Closing, your stock option will vest with respect to 200 shares (i.e., 20% of the original number of shares subject to your stock option). The vested stock options at Closing will be canceled and cashed out in the same manner as described in Q&A 2 above. The unvested Netezza stock options will be converted into IBM stock options as described above. Upon the next vesting date, April 1, 2011, your IBM stock option will vest with respect to a number of shares of IBM common stock equal to 200 multiplied by the Exchange Ratio (rounded down to the nearest whole share), and will vest with respect to a number of shares of IBM common stock equal to 50 multiplied by the Exchange Ratio (rounded down to the nearest whole share) in each successive quarter through April 1, 2014, subject to the other terms of the stock option.
Example 2 – Employed Longer than One Year with Vested Options: Assume that you have been employed by Netezza for longer than one year as of the Closing, and on June 1, 2009 you were granted an option under the 2007 Plan to purchase 1,000 shares of Netezza common stock. Assume further that 20% of the award, or 200 shares, vested April 1, 2010, so 800 shares remain unvested, and that the stock option is scheduled to vest in equal quarterly installments through April 1, 2014. Upon the Closing, your stock option will vest with respect to an additional 200 shares (i.e., 20% of the original number of shares subject to your stock option). The vested stock options at Closing will be canceled and cashed out in the same manner as described in Q&A 2 above. The unvested stock options will be converted into IBM stock options as described above. Upon the next vesting date, January 1, 2011, which will be a quarterly vesting date, your IBM stock option will vest with respect to an additional number of shares of IBM common stock equal to 50 multiplied by the Exchange Ratio (rounded down to the nearest whole share), and will vest with respect to a number of shares of IBM common stock equal to 50 multiplied by the Exchange Ratio (rounded down to the nearest whole share) in each successive quarter through April 1, 2013, subject to the other terms of the stock option.
Example 3 – Employed Less than One Year: Assume that you have been employed by Netezza for less than one year as of the Closing, and on June 1, 2010 you were granted a stock option under the 2007 Plan to purchase 1,000 shares of Netezza common stock. Assume further that no portion of the stock option is vested as of the Closing, and that the stock option is scheduled to vest 20% on April 1, 2011 (the first anniversary of the beginning of the calendar quarter in which you received your option) and in equal quarterly installments through April 1, 2015. Upon the Closing, your stock option will vest with respect to 100 shares (i.e., 10% of the original number of shares subject to your stock option). The vested stock options at Closing will be canceled and cashed out in the same manner as described in Q&A 2 above. The unvested stock options will be converted into IBM stock options as described above. Upon the next vesting date, April 1, 2011, your IBM stock option will vest with respect to a number of shares of IBM common stock equal to 200 multiplied by the Exchange Ratio (rounded down to the nearest whole share), and will vest with respect to a number of shares of IBM common stock equal to 50 multiplied by the Exchange Ratio (rounded down to the nearest whole share) in each successive quarter through October 1, 2014, subject to the other terms of the stock option.
Example 4 – Option Granted between Signing and Closing: Assume that you are granted a stock option under the 2007 Plan to purchase 1,000 shares of Netezza common stock on October 20, 2010. Assume further that the stock option is first scheduled to vest 20% on October 1, 2011 (the first anniversary of the beginning of the calendar quarter in which you received your option) and in equal quarterly installments through October 1, 2015. The signing of the agreement was September 19, 2010. Upon the Closing, no additional portion of your award will vest. The unvested stock options will be converted into IBM stock options as described above. Upon the next vesting date, October 1, 2011 your IBM stock option will vest with respect to a number of shares of IBM common stock equal to 200 multiplied by the Exchange Ratio (rounded down to the nearest whole share), and will vest with respect to a number of shares of IBM common stock equal to 50 multiplied by the Exchange Ratio (rounded down to the nearest whole share) in each quarter through October 1, 2015, subject to the other terms of the stock option. The treatment of awards granted between signing and Closing is the same regardless of how long you have been employed by Netezza.
Q5.	What will happen to my unvested Netezza RSUs?

A5.	Per the terms of the RSU award agreements granted under the 2007 Plan, upon the Closing, if you have been employed by Netezza for longer than one year, the vesting schedule of your RSUs will accelerate by one year. If you have been employed for less than one year, then upon the Closing, the vesting schedule of your RSUs will accelerate by six months. In both cases these RSUs will be canceled and you will become entitled to receive, with respect to each vested RSU you hold, a cash payment equal to $27.00, multiplied by the number of shares of Netezza common stock subject to such RSUs, which will be paid through payroll. Netezza and/or IBM will withhold and report taxes in accordance with applicable laws based on the cash you receive. More information on the timing and mechanism for the distribution of this option payment will be provided by the Netezza management team.

IBM RSUs will be substituted for any unvested Netezza RSUs (after taking into account any accelerated vesting that will occur upon the Closing, as described in the immediately preceding paragraphs). The number of shares of IBM common stock subject to your substituted RSUs will be equal to the product of (a) the number of your unvested Netezza RSUs (taking into account any accelerated vesting that will occur upon the Closing, as described in the immediately preceding paragraphs) and (b) the Exchange Ratio (as explained in Q&A 2 above), with the result rounded down to the nearest whole share. Your substituted RSUs will contain substantially the same general terms and conditions applicable to your Netezza RSUs. In general, except as may be provided in an Offer Letter or in your RSU agreements, you will need to remain employed by IBM to vest in your substituted RSUs.

Assume that, following any acceleration of vesting and cash out of your RSUs as described above, you hold 400 unvested Netezza RSUs and IBM common stock trades at $129.47 per share on average for the 20 days prior to the Closing date. The Exchange Ratio equals $27.00 divided by $129.47, or 0.208543. You will receive a number of substituted RSUs equal to the product of (a) 400 unvested Netezza RSUs and (b) the Exchange Ratio of 0.208543, or 83 RSUs (i.e., 83.4 RSUs rounded down to the nearest whole share).

The following examples show how IBM RSUs will be substituted for Netezza RSUs:
Example 1 – Employed Longer than One Year with Unvested RSUs: Assume that you have been employed by Netezza for longer than one year as of the Closing, and on June 1, 2010 you were granted 400 RSUs. Assume further that no portion of the RSU grant is vested as of the Closing, and that the grant is scheduled to vest 25% on each of the first four anniversaries of June 1, 2010 (the grant date). Upon the Closing, 100 of your RSUs will vest (i.e., 25% of your grant), and you will become entitled to $2,700 (i.e., 100 RSUs multiplied by $27) (less applicable taxes). The unvested RSUs will be converted into IBM RSUs as described above. Upon the next vesting date, June 1, 2011, a number of shares of IBM common stock equal to 100 multiplied by the Exchange Ratio (rounded down to the nearest whole share) of your RSUs will vest, and a number of shares of IBM common stock equal to 100 multiplied by the Exchange Ratio (rounded down to the nearest whole share) will vest on each of June 1, 2012 and June 1, 2013, subject to the other terms of the RSU.
Example 2 – Employed Less than One Year: Assume that you have been employed by Netezza for less than one year as of the Closing and on September 1, 2010 you were granted 400 RSUs. Assume further that no portion of the RSU grant is vested as of the Closing, and that the grant is scheduled to vest 25% on each of the first four anniversaries of September 1, 2010 (the grant date). Upon the Closing, 50 of your RSUs will vest (i.e., 12.5% of your grant) and you will become entitled to $1,350 (i.e., 50 RSUs multiplied by $27) (less applicable taxes). The unvested RSUs will be converted into IBM RSUs as described in above. Upon the next vesting date, September 1, 2011, a number of shares of IBM common stock equal to 100 multiplied by the Exchange Ratio (rounded down to the nearest whole share) of your RSUs will vest, a number of shares of IBM common stock equal to 100 multiplied by the Exchange Ratio (rounded down to the nearest whole share) will vest on September 1, 2012, a number of shares of IBM common stock equal to 100 multiplied by the Exchange Ratio (rounded down to the nearest whole share)will vest on September 1, 2013, and a number of shares of IBM common stock equal to 50 multiplied by the Exchange Ratio (rounded down to the nearest whole share) will vest on March 1, 2013.

Q6.	What are my tax consequences if I hold Netezza equity awards?

A6.	You should consult a financial or tax advisor regarding the tax consequences of the treatment of your Netezza equity awards in connection with the Acquisition. You will be responsible for any taxes arising from the treatment of your Netezza equity awards.

Q7.	What broker will be used for stock option and RSU transactions after the Closing?

A7.	IBM uses Morgan Stanley Smith Barney (MSSB) for its stock option and RSU transactions. Approximately two to three months after the Closing, accounts at MSSB will be opened for employees with unvested Netezza stock options and RSUs that will be exchanged for IBM stock options and RSUs, respectively. Further information about this transition will be provided as we move closer to Closing.
IRS Circular 230 disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. federal tax advice contained in this document (including any attachment) is not intended or written by us to be used, and cannot be used, (i) by any taxpayer for the purpose of avoiding tax penalties under the Internal Revenue Code or (ii) for promoting, marketing or recommending to another party any transaction or matter addressed herein.
CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
Certain statements in this communication regarding the proposed transaction between IBM and Netezza, the expected timetable for completing the transaction, benefits and synergies of the transaction, future opportunities for the combined company and products and any other statements regarding IBM and Netezza’s future expectations, beliefs, goals or prospects constitute forward-looking statements made within the meaning of Section 21E of the Securities Exchange Act of 1934 (collectively, forward-looking statements). Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered forward-looking statements. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the parties’ ability to consummate the transaction; the conditions to the completion of the transaction, including the receipt of Netezza shareholder approval, court approval or the regulatory approvals required for the transaction that may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the arrangement within the expected time-frames or at all and to successfully integrate Netezza’s operations into those of IBM or that such integration may be more difficult, time-consuming or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees of Netezza may be difficult; IBM and

Netezza are subject to intense competition and increased competition is expected in the future; Netezza’s dependence on a single product family for nearly all of its revenue; fluctuations in foreign currencies could result in transaction losses and increased expenses; the volatility of the international marketplace; and the other factors described in IBM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in its most recent quarterly report filed with the SEC, and Netezza’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010 and in its most recent quarterly report filed with the SEC. IBM and Netezza assume no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.
ADDITIONAL INFORMATION AND WHERE TO FIND IT
This communication may be deemed to be solicitation material in respect of the proposed acquisition of Netezza by IBM. In connection with the proposed acquisition, Netezza has filed a definitive proxy statement in preliminary and definitive form with the SEC. STOCKHOLDERS OF NETEZZA ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING NETEZZA’S DEFINITIVE PROXY STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain the documents free of charge at the SEC’s web site, http://www.sec.gov. Documents are also available for free from Netezza by contacting Netezza’s Investor Relations at 508-382-8200 or ir@netezza.com.
Participants in Solicitation
IBM and its directors and executive officers, and Netezza and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Netezza common stock in respect of the proposed transaction. Information about the directors and executive officers of IBM is set forth in the proxy statement for IBM’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on March 8, 2010. Information about the directors and executive officers of Netezza is set forth in the proxy statement for Netezza’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on May 7, 2010. As of September 27, 2010, Netezza’s directors and executive officers beneficially owned approximately 3,851,497 shares of Netezza common stock, or 5.9% of the outstanding shares of Netezza common stock as of such date. In addition, certain of Netezza’s executive officers have entered into employment or transition arrangements with IBM, which will become effective as of the closing of the Merger. Investors may obtain additional information regarding the interest of such participants by reading the definitive proxy statement regarding the acquisition filed with the SEC on October 12, 2010.

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